                                                                   Exhibit 12(a)

                          J. C. Penney Company, Inc.
                      (the Company and all subsidiaries)

      Computation of Ratios of Available Income to Combined Fixed Charges
                   and Preferred Stock Dividend Requirement

                                                    52 weeks     52 weeks
                                                     ended        ended
                                                    --------     --------
                                                    Jul. 27,     Jul. 29,
                                                      1996         1995
                                                    --------     --------

($ Millions)
Income from continuing operations
  (before income taxes,
  before capitalized interest,
  but after preferred stock dividend)               $1,218       $1,508
                                                    ------       ------

Fixed charges

  Interest (including capitalized
   interest)

     On operating leases                               102           95
     On short term debt                                110          120
     On long term debt                                 281          236
     On capital leases                                   6            6
     Other, net                                          2            0
                                                    ------       ------
                   Total fixed charges                 501          457

Preferred stock dividend, before taxes                  47           49
                                                    ------       ------

Combined fixed charges and preferred stock
  dividend requirement                                 548          506
                                                    ------       ------

Total available income                              $1,766       $2,014
                                                    ======       ======

Ratio of available income to combined
  fixed charges and preferred stock
  dividend requirement                                 3.2          4.0
                                                    ======       ======



The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

The Company believes that, due to the seasonal nature of its business, ratios for a period other than a 52 week period are inappropriate.